SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                  FORM 8-K

                               CURRENT REPORT


         Pursuant to Section 13 or 15(d) of the Securities Exchange
                                Act of 1934

             Date of Report (Date of earliest event reported):
                              October 28, 1998



                     NATIONAL HEALTHCARE CORPORATION
           (Exact name of registrant as specified in its charter)


   Delaware                         333-37185                   52-2057472

(State or other jurisdiction  (Commission File Number)   (Employer Identi-
of incorporation)                                          fication Number)


                 100 Vine Street, Murfreesboro, TN 37130
                 (Address of principal executive offices)


           Registrant's telephone number, including area code:
                           (615) 890-2020


                              Not applicable
                     (Former name or former address,
                      if changed since last report)

Item 5.  Other Events.

     On October 28, 1998, National HealthCare Corporation reached a compromise with Florida Convalescent Centers, Inc. of Sarasota, Florida on a previously disclosed lawsuit described in Part II,
Item 1; Legal Proceedings of the June 30, 1998, Form 10-Q. A copy of the press release is attached as Exhibit 99.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              NATIONAL HEALTHCARE CORPORATION



                              By:  /s/ Richard F. LaRoche, Jr.
                                   Richard F. LaRoche, Jr.
                                   Secretary




Date:     October 30, 1998

                         EXHIBIT INDEX



Exhibit 99 - Press Release dated October 30, 1998

NHC reaches compromise settlement

     MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), a long-term health care company, today announced that it has reached a compromise with Florida Convalescent Centers, Inc. of Sarasota, Fla. on a previously disclosed lawsuit.

     Under the terms of the settlement, NHC will purchase, subject to regulatory approval, two of the 16 long-term health care centers it currently manages for FCC and certain accounts receivable for $15 million cash and the assumption of approximately $15 million of debt. Additionally, FCC is required to refinance approximately $92 million in debt on the remaining 14 centers including the release of NHC's guarantee on approximately $29 million of debt. Once the refinancing on the remaining 14 centers is complete, FCC will assume management responsibilities which is expected to occur no earlier than June 30, 1999. Additionally, NHC has agreed to accept any adjustment to previously filed routine cost limit exceptions related to these 14 centers.

     As previously disclosed, the loss of the management contract and related revenue from these 14 facilities will have a material negative impact on NHC's earnings, even after taking into consideration the purchase of two of the 16 long-term health care centers.

     The centers NHC purchased are Palm Garden of Pensacola, FL with 180 beds and Palm Garden of Lake City, FL with 120 beds. NHC will rename both centers NHC HealthCare which is the company's brand name on its owned long-term health care centers. Both centers feature Alzheimer's units as well as professional nursing care and a full range of rehabilitative services.

     NHC currently operates long-term health care centers, homecare programs, independent living centers and assisted living centers. NHC's other services include managed care specialty medical units, Alzheimer's units and a rehabilitation services company.